EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Current Report on Form 8-K/A of Mawson Infrastructure Group Inc. of our report of independent registered public accounting firm dated May 9, 2021, on our audit of the consolidated balance sheets of Cosmos Capital Limited and its subsidiaries, as of December 31, 2020 and December 31, 2019, and the related consolidated statements of earnings, of comprehensive earnings, of equity and of cash flows for each of the two years in the period ended December 31, 2020, including the related notes.

/s/ LNP Audit and Assurance Pty Ltd

Sydney, NSW, Australia

May 12, 2021